Exhibit 99.1

Contact:	Matthew Shapiro
(212) 655-0220

Capital Trust Reports Third Quarter 2007 Results

NEW YORK, NY – November 6, 2007 - Capital Trust, Inc. (NYSE: CT) today reported results for the quarter ended September 30, 2007.

Highlights included:

•	Solid Operating Results: net income of $15.5 million, or $0.87 per diluted share, an increase of 15% from $13.4 million ($0.86 per diluted share) in the third quarter of the previous year.

•
Continued Portfolio Performance:  recorded no losses or reserves for losses during the quarter in any portfolio.  In addition, received upgrades from Fitch Ratings on seven classes of liabilities issued by CT CDO III (the ratings of the remaining classes were affirmed).  Fitch attributed the rating actions to the improved credit quality and seasoning of the underlying collateral.

•
New Debt Capacity:  entered into a new $250 million master repurchase agreement with a new institutional lender, bringing the Company’s total committed secured financing facilities to $1.8 billion.  The new facility is designed to provide the Company with financing for its general loan and securities investment activity.  Subsequent to quarter end, upsized an existing committed facility from $150 million to $200 million.

•	Expanded Investment Management Mandate: obtained an additional $100 million equity commitment for the CT High Grade separate account, bringing the total commitment to $350 million.

"We are happy to report a solid quarter of steady earnings and continued credit quality, even as we dialed back new originations in response to the ongoing dislocation in the capital markets," said John Klopp, Capital Trust’s CEO.  “CT is well positioned to take advantage of the opportunities created by the current market conditions.”

The Company will conduct a management conference call at 10:00 AM Eastern Time on Wednesday, November 7, 2007 to discuss third quarter 2007 results.  Interested parties can access the conference call toll free by dialing 800-896-8445 or 785-830-1916 for international participants. The conference ID is "CAPITAL." A recorded replay of the conference call will be available from noon on November 7 through midnight on

November 21. The replay call number is 800-283-8217 or 402-220-0868 for international callers.

Balance Sheet

Total assets were $3.1 billion at September 30, 2007, reflecting an $89 million (3%) net decrease from June 30, 2007, resulting from a strategic decision to decrease origination volume as summarized below:

New Gross Originations
•
Interest Earning Assets (CMBS, loans and total return swaps) originated for the balance sheet during the quarter (all loan investments) totaled $65 million (including $2 million of unfunded commitments) and had a weighted average all-in effective rate of 8.19% and a weighted average last dollar loan to value of 71%.

Interest Earning Assets
•	Interest Earning Assets totaled $3.0 billion at September 30, 2007 and had a weighted average all-in effective rate of 8.04%.
•	$884 million (30%) of the balance sheet portfolio were CMBS investments with a weighted average all-in effective rate of 7.48% and a weighted average rating of BB+.
•	$2.1 billion (70%) of the balance sheet portfolio were loan investments with a weighted average all-in effective rate of 8.27% and a weighted average last dollar loan to value of 69%.

During the quarter ended September 30, 2007, the Company received repayments of Interest Earning Assets totaling $212 million, comprised of full repayments on 8 investments totaling $134 million, and partial repayments of $78 million.  In addition, $42 million of previously unfunded commitments were advanced during the period.

In addition to Interest Earning Assets, at September 30, 2007, the Company had two Equity Investments in unconsolidated subsidiaries.  One of these investments, with a total carrying value of $2 million, represents the remaining co-investment in CT Mezzanine Partners III, Inc. (“Fund III”), a private equity fund that the Company manages.  The second is the Company’s investment in Bracor Investimentos Imobiliarios Ltda., a Brazilian commercial real estate company, with a carrying value at quarter end of $15 million.

Total Interest Bearing Liabilities (repurchase financings, CDOs, senior unsecured credit facility, and junior subordinated debentures) were $2.3 billion at September 30, 2007, of which $1.2 billion (52%) were comprised of CDOs that provide the Company with non-recourse, non-mark-to-market, indexed matched financing.  The balance of the Company’s outstanding Interest Bearing Liabilities were in the form of repurchase financings totaling $889 million (39%), borrowings under the senior unsecured credit facility totaling $75 million (3%), and junior subordinated debentures totaling $129 million (6%).  At quarter end, the Company’s $2.3 billion of Interest Bearing Liabilities carried a weighted average cash coupon of 5.86% and a weighted average all-in effective rate of 6.08%.

At September 30, 2007, the Company’s GAAP shareholders’ equity was $440 million.  Based upon shareholders’ equity at quarter end, book value per share was $24.84. Included in this calculation are 131,066 dilutive shares issuable upon the exercise of outstanding options for the period ended September 30, 2007, in addition to the common and restricted shares and stock units outstanding.

At September 30, 2007, the company had total liquidity of $219 million comprised of $24 million in cash, $4 million in restricted cash and $166 million of immediately available liquidity from repurchase agreements and $25 million from the senior unsecured credit facility.  At September 30, 2007, the Company’s debt-to-equity ratio (defined as the ratio of total Interest Bearing Liabilities to book equity) was 5.2-to-1.

Investment Management

At September 30, 2007, the Company managed three private equity funds and one separate account with total assets of $1.1 billion.  All of the Company’s investment management activities are conducted through its wholly-owned, taxable, investment management subsidiary, CT Investment Management Co., LLC (CTIMCO).  One of these funds, Fund III, has ended its investment period and is liquidating in the ordinary course of business.  The other funds, CT Large Loan and CTX Fund are currently investing and are capitalized with $325 million and $50 million of third party equity commitments, respectively.  Capital Trust, Inc. co-invests on a pari-passu, asset by asset basis with these two funds.  The separate account, CT High Grade ($350 million of third party equity commitments at quarter end) invests primarily in senior (or high grade) commercial real estate mezzanine investments with rates of return lower than the minimum hurdle rates targeted for the balance sheet.  CT Large Loan, CT High Grade, and CTX Fund are vehicles specifically designed to create operating leverage for the CT platform, allowing the Company to earn fees for investing third party capital side by side or senior to the Company’s balance sheet.

Comparison of Results of Operations: Three Months Ended September 30, 2007 to September 30, 2006

Income from loans and other investments
Growth in Interest Earning Assets ($803 million or 37% from September 30, 2006 to September 30, 2007) along with a 1.5% increase in average LIBOR, drove an $18.7 million (41%) increase in interest income between the third quarter of 2006 and the third quarter of 2007.  These same factors, combined with generally higher levels of leverage, resulted in a $14.9 million, or 52%, increase in interest expense for the same period.  On a net basis, net interest margin increased by $3.8 million, or 22%, which was the primary driver of net income growth from the third quarter of 2006 to the third quarter of 2007.

Management fees
Base management fees from the investment management business increased $367,000 (49%) during the third quarter of 2007 compared with the third quarter of 2006.  The increase was attributed to increased management fees earned from CT Large Loan, new fee revenue from CT High Grade and CTX Fund, offset in part by declining fees from Fund III.

Servicing fees
Servicing fee income during the third quarter of 2007 was $173,000 (versus none in the third quarter of 2006) as the Company recognized revenue relating to the servicing contracts acquired as part of its purchase of the healthcare origination platform in June 2007.

General and administrative expenses
General and administrative expenses include compensation and benefits for employees, operating expenses and professional fees.  Total general and administrative expenses increased from $5.9 million to $6.8 million, primarily as a result of higher levels of employment costs (due mainly to the acquisition of the healthcare origination platform, which added 18 new employees) as well as increased professional fees.

Depreciation and amortization
Depreciation and amortization decreased by $296,000 year over year due primarily to the elimination of the depreciation expense associated with the remaining capitalized costs relating to an investment management joint venture that were fully amortized by the first quarter of 2007.

Income/(loss) from equity investments
The $109,000 loss from equity investments in the third quarter of 2007 resulted primarily from a net loss of $157,000 at Bracor, representing the Company’s share of operating losses for the period from April 1, 2007 through June 30, 2007 (the Company reports Bracor’s operating results on a one fiscal quarter lag).  During the third quarter of 2006, income from equity investments was primarily comprised of co-investment income from Fund II and Fund III.

Income taxes
The Company did not pay any taxes at the REIT level in either third quarter 2006 or 2007.  CTIMCO, its investment management subsidiary, however, is a taxable REIT subsidiary and subject to taxes on its earnings.  In the third quarter of 2007, CTIMCO recorded an operating loss before income taxes of $2.0 million, which resulted in an income tax benefit of $955,000, $905,000 of which the Company reserved and $50,000 of which it recorded.  In the third quarter of 2006, CTIMCO recorded an operating loss before income taxes of $2.2 million, which resulted in an income tax benefit of $984,000, which the Company recorded.

Net income
Net income grew by $2.1 million or 15% from the third quarter of 2006 to the third quarter of 2007, based in large part upon increased net interest income generated by a higher level of Interest Earning Assets. On a diluted per share basis, net income was $0.87 and $0.86 in the third quarter of 2007 and 2006, respectively, representing an increase of 1%, as the Company’s shares outstanding increased primarily as a result of its equity offering in November 2006.

Dividends
Third quarter 2007 and 2006 dividends were $0.80 and $0.75 per share, respectively. The increase of $0.05 per share (7%) was driven by growth in the Company’s recurring income from operations.

Forward-Looking Statements
The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, new origination volume, the continued credit performance of the Company's loan and CMBS investments, the asset/liability mix, the effectiveness of the Company's hedging strategy and the rate of repayment of the Company’s portfolio assets, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

About Capital Trust
Capital Trust, Inc. is a finance and investment management company that specializes in credit-sensitive structured financial products. To date, the Company's investment activities have focused primarily on the commercial real estate subordinate debt markets. Capital Trust executes its business both as a balance sheet investor and as an investment manager. Capital Trust is a real estate investment trust traded on the New York Stock Exchange under the symbol "CT." The Company is headquartered in New York City.

Tables to follow

Capital Trust, Inc. and Subsidiaries
Consolidated Balance Sheets
September 30, 2007 and December 31, 2006
(in thousands except share data)

	September 30,	December 31,
	2007	2006
	(unaudited)	(audited)

Assets

Cash and cash equivalents	$23,877	$26,142
Restricted cash	3,741	1,707
Commercial mortgage backed securities	884,222	810,970
Loans receivable	2,101,116	1,754,536
Total return swaps	—	1,815
Equity investment in unconsolidated subsidiaries	17,057	11,485
Deposits and other receivables	27,656	3,128
Accrued interest receivable	15,271	14,888
Interest rate hedge assets	1,126	2,565
Deferred income taxes	3,659	3,609
Prepaid and other assets	21,822	17,719
Total assets	$3,099,547	$2,648,564

Liabilities and Shareholders' Equity

Liabilities:
Accounts payable and accrued expenses	$31,392	$38,061
Repurchase obligations	888,877	704,444
Collateralized debt obligations	1,195,251	1,212,500
Participations sold	332,638	209,425
Senior unsecured credit facility	75,000	—
Junior subordinated debentures	128,875	51,550
Interest rate hedge liabilities	4,393	1,688
Deferred origination fees and other revenue	2,727	4,624
Total liabilities	2,659,153	2,222,292

Shareholders' equity:
Class A common stock, $0.01 par value, 100,000 shares authorized, 17,086 and 16,933 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively (“class A common stock”)	171	169
Restricted class A common stock, $0.01 par value, 423 and 481 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively (“restricted class A common stock” and together with class A common stock, “common stock”)	4	5
Additional paid-in capital	422,870	417,641
Accumulated other comprehensive gain	7,865	12,717
Accumulated earnings (deficit)	9,484	(4,260)
Total shareholders' equity	440,394	426,272

Total liabilities and shareholders' equity	$3,099,547	$2,648,564

Capital Trust, Inc. and Subsidiaries
Consolidated Statements of Income
Three and Nine Months Ended September 30, 2007 and 2006
 (in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Income from loans and other investments:
Interest and related income	$64,712	$46,011	$190,959	$123,862
Less: Interest and related expenses	43,716	28,838	120,008	72,374
Income from loans and other investments, net	20,996	17,173	70,951	51,488

Other revenues:
Management fees	1,115	748	2,446	1,984
Incentive management fees	-	-	962	212
Servicing fees	173	-	285	-
Other interest income	173	440	754	790
Total other revenues	1,461	1,188	4,447	2,986

Other expenses:
General and administrative	6,840	5,879	21,483	16,706
Depreciation and amortization	61	357	1,450	2,696
Total other expenses	6,901	6,236	22,933	19,402

Recovery of provision for losses	-	-	4,000	-
Income (loss) from equity investments	(109)	328	(1,042)	1,050
Income before income taxes	15,447	12,453	55,423	36,122
(Benefit)/provision for income taxes	(50)	(984)	(304)	(2,455)

Net income	$15,497	$13,437	$55,727	$38,577

Per share information:
Net earnings per share of common stock:
Basic	$0.88	$0.87	$3.17	$2.51
Diluted	$0.87	$0.86	$3.14	$2.48
Weighted average shares of common stock outstanding:
Basic	17,594,047	15,407,132	17,555,724	15,394,663
Diluted	17,717,282	15,585,880	17,719,881	15,542,306
Dividends declared per share of common stock	$0.80	$0.75	$2.40	$2.05